Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 27, 2024, with respect to the consolidated financial statements of AGCO Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference, to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Atlanta, Georgia

March 7, 2024